Exhibit 99.1

United Fire Group, Inc. reports fourth quarter and full year 2025 results

Fourth quarter net income of $1.45 per diluted share
and adjusted operating income of $1.50 per diluted share

Full year net income of $4.48 per diluted share
and adjusted operating income of $4.60 per diluted share

Full year return on equity of 13.7%

Board of directors declares 25% increase in quarterly dividend to $0.20 per share

Fourth quarter 2025 highlights compared to fourth quarter 2024:(1)
•Net income increased $6.9 million to $38.4 million.
•Net investment income increased 14% to $26.4 million.
•Combined ratio improved 2.1 points to 92.3%; composed of an underlying loss ratio of 55.4%, catastrophe loss ratio of 1.2%, no prior year reserve development, and underwriting expense ratio of 35.7%.
•Underlying combined ratio improved 1.7 points to 91.1%.
•Net written premium(2) increased 11% to $309.7 million.

Full year 2025 highlights compared to full year 2024:(1)
•Net income increased $56.2 million to $118.2 million.
•Net investment income increased 19% to $97.5 million.
•Combined ratio improved 4.4 points to 94.8%; composed of an underlying loss ratio of 56.3%, catastrophe loss ratio of 3.2%, favorable prior year reserve development of 0.4% and underwriting expense ratio of 35.7%.
•Underlying combined ratio improved 1.8 points to 92.0%.
•Net written premium(2) increased 9% to $1.3 billion.
•Book value per share increased $6.08 to $36.88 as of December 31, 2025, compared to December 31, 2024.
•Adjusted book value per share increased $4.23 to $37.87 as of December 31, 2025, compared to December 31, 2024.

CEDAR RAPIDS, IOWA, February 10, 2026 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) today reported financial results for the fourth quarter ended December 31, 2025, with net income increasing $6.9 million over the prior year to $38.4 million ($1.45 per diluted share) and adjusted operating income increasing $7.2 million over the prior year to $39.7 million ($1.50 per diluted share).

In the fourth quarter, net written premium grew 11% with retention and new business above the prior year period and an average renewal premium increase of 6.3%. The fourth quarter combined ratio improved 2.1 points to 92.3% with improved underlying loss ratio, expense ratio and catastrophe losses, while prior year reserve development remained neutral overall. Net investment income of $26.4 million increased 14% from the prior year period.

For the full year, net written premium grew 9% with retention and new business strongly above prior year and an average renewal premium increase of 8.7%. The annual combined ratio of 94.8% improved 4.4 points from prior year with improvement across all components. Net investment income of $97.5 million increased 19% from prior year.

“UFG produced excellent results in the fourth quarter, providing a strong close to a year of outstanding achievements,” said President and CEO Kevin Leidwinger. “Through the efforts of our exceptional team, UFG achieved record levels of gross written premium, net written premium and new business production in 2025 while delivering the best annual underwriting profit, investment income and return on equity in a decade or longer.

“These milestones reflect the actions taken over the past several years to transform the company and significantly improve its operating performance. Our deepened expertise, evolved capabilities, enhanced actuarial insights and improved alignment with distribution partners have enabled us to more broadly serve our customers, which we believe positions UFG for continued profitable growth as a disciplined, solution-oriented underwriting company.

“As we embark on our 80th year in business in 2026, UFG is well poised to navigate the complexities of an evolving market and will remain focused on the strategic execution of our business plan. With confidence in our future financial performance and an enduring commitment to creating long-term value for our shareholders, I am pleased to announce that the board of directors has declared a 25% increase in our quarterly cash dividend from $0.16 per share to $0.20 per share.”

Earnings call access information

An earnings call will be held at 9:00 a.m. CT on Wednesday, February 11, 2026, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s fourth quarter of 2025 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through February 25, 2026. The replay access information is toll-free 1-855-669-9658 (international 1-412-317-0088); conference ID no. 4788997.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/events-and-presentations/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=J7pQ65cr. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

(1) Underlying loss ratio, underlying combined ratio and adjusted book value per share are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.

Consolidated financial highlights:

Consolidated financial highlights(1)
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(In thousands, except ratios and per share data)	2025	2024	2025	2024
Net earned premium	$341,052	$308,137	$1,292,696	$1,176,750
Net written premium	309,747	278,529	1,346,219	1,231,470

Combined ratio:
Net loss ratio	56.6%	57.3%	59.1%	63.3%
Underwriting expense ratio	35.7%	37.1%	35.7%	35.9%
Combined ratio	92.3%	94.4%	94.8%	99.2%

Additional ratios:
Net loss ratio	56.6%	57.3%	59.1%	63.3%
Catastrophes	1.2%	1.6%	3.2%	5.4%
Reserve development (favorable) unfavorable	—%	—%	(0.4)%	—%
Underlying loss ratio (non-GAAP)	55.4%	55.7%	56.3%	57.9%
Underwriting expense ratio	35.7%	37.1%	35.7%	35.9%
Underlying combined ratio (non-GAAP)	91.1%	92.8%	92.0%	93.8%

Net investment income	$26,415	$23,156	$97,538	$81,986
Net investment gains (losses)	(1,661)	(1,318)	(3,822)	(5,429)
Net income (loss)	38,354	31,442	118,191	61,957
Adjusted operating income (loss)	39,666	32,483	121,210	66,246

Net income (loss) per diluted share	$1.45	$1.21	$4.48	$2.39
Adjusted operating income (loss) per diluted share	1.50	1.25	4.60	2.56

Return on equity(2)			13.7%	8.2%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Fourth quarter 2025 results:
(All comparisons vs. fourth quarter 2024, unless noted otherwise)

Net written premium and net earned premium each increased by 11%. Core commercial lines net written premium increased 9% supported by improved retention, increased pricing and higher new business. Overall, average renewal premiums increased 6.3% with rates increasing 4.8% and exposure changes of 1.5%. Excluding the workers' compensation line of business, the overall average increase in renewal premiums was 7.0%, with 5.7% from rate increases and 1.3% from exposure changes.

The fourth quarter combined ratio improved 2.1 points to 92.3% compared to 94.4% in the prior year quarter, driven by the following:
•The underlying loss ratio improved 0.3 points to 55.4%, reflecting sustained lower frequency and earned rate achievement as well as favorable large loss experience compared to historical levels.
•Catastrophe losses improved 0.4 points to 1.2%, below both the five-year and 10-year historical averages.
•Prior year reserve development, excluding catastrophe losses, was neutral for the fourth quarter of 2025.
•The underwriting expense ratio of 35.7% improved 1.4 points mainly driven by continued focus on disciplined expense management and business growth.

Full year 2025 results:
(All comparisons vs. full year 2024, unless noted otherwise)

Net written premium and net earned premium increased by 9% and 10%, respectively. Core commercial lines net written premium increased 14% supported by improved retention, increased pricing and higher new business. Overall, average renewal premiums increased 8.7% with rates increasing 7.0% and exposure changes of 1.6%. Excluding the workers' compensation line of business, the overall average increase in renewal premiums was 9.6%, with 8.0% from rate increases and 1.5% from exposure changes.

The full year combined ratio improved 4.4 points to 94.8% compared to 99.2% in the prior full year, driven by the following:
•The underlying loss ratio improved 1.6 points to 56.3%, reflecting sustained lower frequency and earned rate achievement as well as favorable large loss experience compared to historical levels.
•Catastrophe losses improved 2.2 points to 3.2%, below both the five-year and 10-year historical averages.
•Prior year reserve development, excluding catastrophe losses, was favorable at 0.4% for the full year 2025, compared to neutral prior year reserve development in the full year 2024.
•The underwriting expense ratio of 35.7% improved 0.2 points mainly driven by continued focus on disciplined expense management and business growth.

Investment Results

Fourth quarter 2025 results:
(All comparisons vs. fourth quarter 2024, unless noted otherwise)

Net investment income was $26.4 million for the fourth quarter of 2025, an increase of $3.3 million or 14.1%. Income from the fixed maturity portfolio increased by $3.5 million as a result of portfolio growth and reinvestment at higher yields. Income on other long-term investments increased $0.2 million to $2.4 million on increased valuations.

Full year 2025 results:
(All comparisons vs. full year 2024, unless noted otherwise)

Net investment income was $97.5 million for the full year 2025, an increase of $15.6 million or 19.0%. Income from the fixed maturity portfolio increased by $17.9 million as a result of portfolio management actions and portfolio growth. This was partially offset by decreased income on other long-term investments of $6.9 million compared to $7.9 million in the full year 2024, due to strong performance in certain sectors during 2024.

Investment results
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(In thousands, except average yields)	2025	2024	2025	2024
Investment income:
Interest on fixed maturities	$23,342	$19,877	$87,642	$69,703
Dividends on equity securities	—	—	—	341
Income (loss) on other long-term investments	2,360	2,150	6,944	7,939
Other	3,708	3,692	15,123	14,951
Total investment income	$29,410	$25,719	$109,709	$92,934
Less investment expenses	2,995	2,563	12,171	10,948
Net investment income	$26,415	$23,156	$97,538	$81,986

Average yields on fixed income securities pre-tax(1)	4.38%	4.15%	4.29%	3.73%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance sheet

	December 31, 2025	December 31, 2024

(In thousands, except per share data)	(unaudited)
Invested assets	$2,464,687	$2,093,094
Cash	156,332	200,949
Total assets	3,840,789	3,488,469
Losses and loss settlement expenses	1,924,826	1,796,782
Total liabilities	2,899,619	2,706,938
Net unrealized investment gains (losses), after-tax	(25,268)	(72,241)
Total stockholders’ equity	941,170	781,531

Book value per share	$36.88	$30.80
Adjusted book value per share(1)	37.87	33.64
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.

The company’s book value per share was $36.88, an increase of $6.08 per share, or 19.7%, from December 31, 2024. This increase is primarily related to an increase in net income and a decrease in unrealized investment losses on fixed maturity securities, partially offset with shareholder dividends during the twelve-month period ended December 31, 2025.

Capital management

During the fourth quarter of 2025, the company declared and paid a $0.16 per share cash dividend to shareholders of record as of December 5, 2025.

On February 9, 2026, the company's board of directors declared a common stock quarterly cash dividend of $0.20 per share. The dividend will be payable March 10, 2026, to shareholders of record as of February 24, 2026.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 850 independent agencies. AM Best assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024 (“2024 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2025. The risks identified in our 2024 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of non-GAAP information and reconciliations to comparable GAAP measures

The company prepares its financial statements in conformity with generally accepted accounting principles (GAAP) in the United States of America. Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net income reconciliation
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(In thousands, except per share data)	2025	2024	2025	2024
Income statement data
Net income (loss)	$38,354	$31,442	$118,191	$61,957
Less: after-tax net investment gains (losses)	(1,312)	(1,041)	(3,019)	(4,289)
Adjusted operating income (loss)	$39,666	$32,483	$121,210	$66,246
Diluted earnings per share data
Net income (loss)	$1.45	$1.21	$4.48	$2.39
Less: after-tax net investment gains (losses)	(0.05)	(0.04)	(0.12)	(0.17)
Adjusted operating income (loss)	$1.50	$1.25	$4.60	$2.56

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior year impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and identifying developments in longer-tailed business.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book value per share reconciliation
(Unaudited)
(In thousands, except per share data)	December 31, 2025	December 31, 2024
Shareholders' equity	$941,170	$781,531
Less: Net unrealized investment gains (losses), net of tax	(25,268)	(72,241)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$966,438	$853,772

Common shares outstanding (basic)	25,522	25,378
Book value per share	$36.88	$30.80
Adjusted book value per share	37.87	33.64

Certain performance measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premium: Net written premium is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premium is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premium is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premium is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premium applicable to the unexpired terms of the insurance policies in force. The difference between net earned premium and net written premium is the change in unearned premium and the change in prepaid reinsurance premiums.

Supplemental tables

Income statement
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(In thousands)	2025	2024	2025	2024
Revenues
Net earned premium	$341,052	$308,137	$1,292,696	$1,176,750
Net investment income	26,415	23,156	97,538	81,986
Net investment gains (losses)	(1,661)	(1,318)	(3,822)	(5,429)
Other income (loss)	—	3,200	—	—
Total revenues	$365,806	$333,175	$1,386,412	$1,253,307

Benefits, losses and expenses
Losses and loss settlement expenses	$192,794	$176,486	$764,402	$744,605
Amortization of deferred policy acquisition costs	82,043	76,834	315,323	281,338
Other underwriting expenses	39,592	37,410	146,609	140,942
Interest expense	3,182	2,481	11,267	7,281
Other non-underwriting expenses	(9)	419	875	2,107
Total benefits, losses and expenses	$317,602	$293,630	$1,238,476	$1,176,273

Income (loss) before income taxes	$48,204	$39,545	$147,936	$77,034
Income tax expense (benefit)	9,850	8,103	29,745	15,077
Net income (loss)	$38,354	$31,442	$118,191	$61,957

Net written premium by line of business
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(In thousands)	2025	2024	2025	2024
Net written premium(1)
Commercial lines:
Other liability(2)	$105,964	$90,508	$420,016	$369,454
Fire and allied lines(3)	59,607	54,203	265,529	253,796
Automobile	65,816	53,776	305,284	258,257
Workers’ compensation	16,129	14,011	75,490	61,838
Surety(4)	15,629	10,013	63,432	52,524
Miscellaneous	301	3,201	4,844	13,086
Total commercial lines	$263,446	$225,712	$1,134,595	$1,008,955

Personal lines:
Fire and allied lines(5)	$613	$3,804	$15,917	$14,201
Automobile	51	764	516	2,449
Miscellaneous	—	—	—	5
Total personal lines	$664	$4,568	$16,433	$16,655
Assumed reinsurance(6)	45,637	48,249	195,191	205,860
Total	$309,747	$278,529	$1,346,219	$1,231,470
(1) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's.

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Three months ended December 31,	2025			2024
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premium	incurred	ratio	premium	incurred	ratio
Commercial lines
Other liability	$105,357	$76,161	72.3%	$91,016	$82,052	90.2%
Fire and allied lines	65,992	21,372	32.4	62,019	16,515	26.6
Automobile	79,798	41,170	51.6	63,276	28,893	45.7
Workers’ compensation	17,967	12,684	70.6	14,914	8,233	55.2
Surety	15,992	10,150	63.5	15,537	(179)	(1.2)
Miscellaneous	1,310	492	37.6	3,223	611	19.0
Total commercial lines	$286,416	$162,029	56.6%	$249,985	$136,125	54.5%

Personal lines
Fire and allied lines	$4,814	$1,920	39.9%	$3,814	$5,110	134.0%
Automobile	230	144	62.6%	639	424	66.4%
Miscellaneous	—	(7)	NM	2	4	NM
Total personal lines	$5,044	$2,057	40.8%	$4,455	$5,538	124.3%
Assumed reinsurance	49,592	28,708	57.9	53,697	34,823	64.9
Total	$341,052	$192,794	56.6%	$308,137	$176,486	57.3%
NM = Not meaningful

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Twelve months ended December 31,	2025			2024
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premiums	incurred	ratio	premiums	incurred	ratio
Commercial lines
Other liability	$389,154	$283,599	72.9%	$343,027	$283,034	82.5%
Fire and allied lines	259,005	109,972	42.5	252,142	125,807	49.9
Automobile	287,996	166,028	57.6	239,964	138,517	57.7
Workers’ compensation	65,040	43,291	66.6	54,815	37,524	68.5
Surety	64,096	24,522	38.3	60,285	14,812	24.6
Miscellaneous	10,004	5,614	56.1	9,802	5,742	58.6
Total commercial lines	$1,075,295	$633,026	58.9%	$960,035	$605,436	63.1%

Personal lines
Fire and allied lines	$14,690	$6,146	41.8%	$14,237	$8,325	58.5%
Automobile	1,752	1,116	63.7%	1,214	732	60.3%
Miscellaneous	2	(54)	NM	10	197	NM
Total personal lines	$16,444	$7,208	43.8%	$15,461	$9,254	59.9%
Assumed reinsurance	200,957	124,168	61.8	201,254	129,915	64.6
Total	$1,292,696	$764,402	59.1%	$1,176,750	$744,605	63.3%
NM = Not meaningful